Exhibit 99.1

REMARKS BY LOUIS C. CAMILLERI

CHAIRMAN AND CEO

PHILIP MORRIS INTERNATIONAL INC.

MORGAN STANLEY GLOBAL CONSUMER &

RETAIL CONFERENCE

NOVEMBER 18, 2008

(TITLE SLIDE)    Thank you David and good afternoon everyone. It is a pleasure to be back here at the Morgan Stanley conference.

(SLIDE 1)    My remarks contain forward looking statements and, accordingly, I direct your attention to the Forward Looking and Cautionary Statements section of today’s news release and our regular SEC filings. Reconciliations of non-GAAP measures included in this presentation to the most comparable GAAP measures are provided on the last slide of this presentation and are available on our website.

(SLIDE 2)    We live in uncertain times, in which fundamentals appear to have become increasingly irrelevant. Alas, I like everyone else cannot predict the future, but what I can do is to provide some insights as to why we believe that we are in a better position than most to weather the current economic turmoil.

(SLIDE 3)    In so doing, I will address the three overwhelming concerns that appear to preoccupy Mr. Market’s view of the consumer products sector as they relate to PMI, namely the risk of consumer downtrading, emerging market volatility and currency exposure.

(SLIDE 4)    I will also take the opportunity to reiterate a number of our unique attributes that, while generally recognized, appear to have been somewhat lost in the fog, namely our solid business momentum, exciting growth prospects and strong cash flows,

(SLIDE 5)    which all underpin our ability to enhance long-term shareholder value.

(SLIDE 6)    Let me begin with the strong results we achieved through September in our first year as an independent publicly-traded company.

Cigarette volume was up 2.4%, helped by acquisitions in Mexico and Pakistan. Organic cigarette volume through the end of the third quarter increased by 1.1%.

This is our best volume performance in recent years and was fully in line with the targets we shared with you in March.

(SLIDE 7)    Net revenues, excluding excise taxes, grew strongly at the upper end of our target range. Through September, net revenues were up by 15.6% and by 5.7% on an organic basis, excluding the benefit of currency and acquisitions. Organic net revenues were strongly ahead of last year in the EEMA, Asia and Latin America & Canada Regions and stable in the EU Region, driven by volume gains and by higher pricing in key markets.

(SLIDE 8)    Operating companies income increased by $1.5 billion or 21.8% and by $800 million or 11.3% on an organic basis. Diluted EPS grew by 21.7% to $2.69 per share and discretionary cash flow increased by 39.1% to $6.4 billion.

(SLIDE 9)    The key drivers of these strong results are summarized on this chart.

Pricing was the main contributor underscoring our continued pricing power across both developed and emerging markets and highlighting the resilience of our industry and the growing benefits of improved tax structures across most of our markets.

While volume/mix was not a significant contributor to our income growth in absolute terms, it represents a marked improvement in our performance relative to the recent past.

(SLIDE 10)    While historically we have suffered geographic mix erosion, for the first time in many years this phenomenon has been more than offset by solid volume and product mix improvement in key emerging markets. In my humble opinion, this marks a significant turning point and augurs well for the future. It is the early fruit harvested from our significant efforts to drive innovation in our consumer activities and product initiatives. Importantly, we have as yet not witnessed any evidence of a shift in consumer behavior.

(SLIDE 11)    Our productivity programs are on track, leading to a net increase in costs of under 1%, despite increased investments to support our brands.

Our 2007 acquisitions in Mexico and Pakistan contributed $54 million to our income growth, while going forward, we will enjoy the positive impact of our Rothmans acquisition in Canada.

The other major contributor to our 22% income rise was currency, which contributed $749 million through the end of September.

(SLIDE 12)    This significant currency variance reflects favorable average exchange rates through September versus the prior year. Regretfully, what the

Lord giveth, he taketh away and the US Dollar has enjoyed a significant reversal of fortune in the last couple of months given its relative safe haven status.

This reversal, if sustained … and that is a big if … given the huge dual deficits that burden the US economy, will undoubtedly constitute a significant headwind to our reported results next year. We will of course strive to mitigate its impact through prudent pricing actions and other means.

(SLIDE 13)    But our principal focus will remain to meet and strive to exceed our constant currency long-term targets that we set in March and that are summarized on this slide:

—	Volume growth between 1 and 2%;
—	Net revenues growth, excluding excise taxes, of 4 to 6%;
—	Operating income growth of 6 to 8%; and
—	EPS growth of between 10 and 12%.

(SLIDE 14)    As we indicated last month, in conjunction with the announcement of our third quarter results, we expect to meet the low end of our annual earnings guidance range this year solely due to adverse currency movements. Continued volatility in currency markets, however, could cause us to fall one or two cents short or indeed exceed the low end of our range. Our business fundamentals remain strong and our momentum continues.

(SLIDE 15)    An EPS of $3.32 would reflect a growth rate of 19% versus the prior year, which clearly is in line with our ambition to perform in the top tier of the global consumer products company universe.

(SLIDE 16)    To illustrate our improving prospects, I would like to dwell on two developed markets, namely Germany and Japan, whose fortunes in recent years have been mixed, and two key emerging markets that have both been key drivers of our growth, namely Russia and Indonesia.

(SLIDE 17)    We estimate that industry cigarette volume in Germany declined by 3.1% through the end of October. Our share during this period is up 0.3 share points to 36.8% driven by L&M.

Marlboro’s share in Germany has been relatively stable over the last few months and our consumer research indicates that some of the key metrics we track are showing solid improvement. This is particularly the case with the Marlboro Red parent. We recently complemented Marlboro’s full flavor offerings with the launch of Marlboro Intense, which I will describe later. A number of exciting initiatives are also planned for next year building on the three pillars of the new Marlboro brand architecture that we have previously presented to you.

L&M’s performance in Germany has been nothing short of spectacular. We believe that it is the fastest growing brand in Germany and it enjoys excellent demographics and other strong attributes. We continue to build on its momentum. Our latest initiative is the launch of L&M Night, which is priced at a slight premium to the main variants.

(SLIDE 18)    We are also performing very strongly in the fine cut segment, where we have increased our share from estimated 7.4% in 2006 to 13.7% through October this year. We will continue to drive share growth behind innovation and an expansion of the L&M portfolio in the fine cut segment.

While Germany remains a difficult market, our outlook has improved. We expect to grow our market share thanks to the stabilization of Marlboro, the continued momentum of L&M and our strong innovation-driven performance in the fine cut segment. Furthermore, we are cautiously optimistic that the German Government will introduce higher minimum pack size regulations that should enhance our pricing flexibility.

(SLIDE 19)    In Japan, industry volume is down 3.7% through September.

The estimated 32% acceptance among adult smokers of the TASPO vending cards has resulted in a significant switch in consumer purchasing behavior to convenience outlets. In August this year, this channel represented an estimated 62% of PMI sales compared to 40% in March. The competitive battlefield is now switching from vending to C-stores.

The other key issue and opportunity in Japan is the on-going debate around cigarette taxation and pricing freedom. We expect that the Government will decide the tax issue in the framework of its March budget deliberations. We believe that the current debate could present an opportunity to reform the Japanese excise tax and price control regime in a way that would allow the Government to implement more regular, moderate tax increases and the industry to offset volume declines through higher prices and unit margins.

(SLIDE 20)    Our shipments to Japan in the first three quarters were down 6.0%, reflecting the overall market decline as well as distributor inventory adjustments. Our significant investments behind innovation have enabled us to successfully re-invigorate Marlboro and stabilize Lark. Consequently, we have achieved stable market share for four consecutive quarters.

(SLIDE 21)    The Japanese adult consumer, more than most, has a keen interest in new product offers and therefore a continuous pipeline of new products is critical for success.

Two of the key segments that are growing are menthol and 1 mg products and we are addressing both with exciting new Marlboro products.

Marlboro Black Menthol was launched this summer and has already achieved a market share of 1.0%. It represents the best new brand launch result for PMI in Japan ever.

Last week, we launched Marlboro Filter Plus in the 1mg segment. Based on its success in other markets around the world, we are very optimistic that this new launch will further boost the growth of the Marlboro franchise in 2009.

With growth expected to return to the Marlboro franchise, the stabilization of Lark and the solid performance of Virginia Slims and Parliament, we are confident that we will be able to grow share again in Japan. While the total market is expected to continue to decline, we remain hopeful that the pricing and tax conundrum will eventually be resolved in such a way that we will be able to expand unit margins and grow our profitability in this important market in the future.

(SLIDE 22)    The Russian cigarette market is characterized by three key trends: consistent consumer uptrading to mid and premium priced products, a growing preference for lighter products and an expanding demand for cigarettes with a slimmer than standard diameter from both male and female adult smokers.

(SLIDE 23)    Our shipments this year have increased by 8.0% and our market share in the third quarter reached 27.0%, a gain of 0.4 points compared to the same period last year.

PMI increased prices in Russia this summer, with Marlboro now retailing at 38 Rubles, versus 35 previously. Driven by consumer uptrading, strong volume and these higher prices, our profitability in this market has expanded very significantly.

We have a very strong brand portfolio in Russia with leadership segment shares of nearly 38% in both premium and mid-price. This generates a total of 16 market share points and our strong value and low priced brands, led by Bond Street, contribute a further 11 market share points.

(SLIDE 24)    Let me take this opportunity to dispel a number of rumors regarding this important market.

To date, we have not detected an adverse shift in the trends I just described. Our business momentum continues unabated, the distribution network, which over the years has been consolidated, is working efficiently and effectively and we continue to enjoy strong trade relationships. Payment terms are being respected and we are not witnessing any undue out-of-stock levels.

Indeed, we remain bullish on our prospects in Russia. The industry enjoys a stable and predictable excise tax structure, retail prices even within the premium category relative to other consumer goods remain attractive, and we have a strong manufacturing and distribution infrastructure and a broad portfolio of growing brands.

(SLIDE 25)    The Indonesian market has increased by an estimated 5% this year, slightly faster than the average of the last three years, driven by an expanding adult population and price increases that have trailed inflation.

The key growth segment is machine-made lighter tasting kreteks, which now accounts for nearly a quarter of the market compared to some 15% three years ago.

These positive consumer trends are being reinforced by on-going excise tax reform. The system is being simplified with a higher specific to total tax ratio, which will lead to increased predictability of absolute and relative price levels.

A noteworthy development is that the volume of premium cigarettes continues to increase despite a 30% increase in fuel oil prices and double digit increases in the prices of basic foodstuffs earlier this year.

(SLIDE 26)    We are having an excellent year in Indonesia. Adjusted for the timing of shipments related to Ramadan, our volume through September is up 10% with a strong performance, led by Marlboro, which has benefited from the launch of Marlboro kretek, and A Mild, the leader in the machine-made lighter tasting kretek segment.

(SLIDE 27)    While we expect the tobacco industry to prove itself resilient in the current economic crisis, it would be imprudent to suggest that it will remain totally immune.

Let me share with you the key elements of the analysis we have carried out covering the impact of the 1998 and 2001 crises on eight key emerging markets. I will focus today on Indonesia and Russia and discuss with you our general findings.

(SLIDE 28)    Let me start with Indonesia, which felt the full brunt of the Asian crisis in 1998. This triggered a massive devaluation of the Rupiah, a very sharp acceleration in inflation and a considerable contraction in GDP. Faced with sharply higher input costs, cigarette manufacturers were obliged to significantly increase retail prices.

(SLIDE 29)    Sampoerna and PMI’s theoretically combined volume dropped in 1998, but recovered the following year. Sampoerna was able to continue to grow revenues and OCI in local currency throughout the period while in US Dollar terms, after a sharp drop in 1998, revenues and profitability rapidly returned to their previous levels, an excellent achievement given the magnitude of the Rupiah devaluation at that time.

(SLIDE 30)    Today, Indonesia is in a much better economic position than in 1998. The Indonesian GDP has multiplied by a factor of five, reserves are higher and the economy is less dependent on exports.

(SLIDE 31)    Sampoerna is now the clear market leader in Indonesia. It is the only company with truly national brands and has a balanced portfolio with four strong trademarks. Therefore, we are very well placed to continue to profitably grow our business in this large and important market.

(SLIDE 32)    In Russia, you may remember the sudden 67% devaluation of the Ruble in August 1998 at a time when imports still accounted for 44% of the cigarette market.

The Russian smoker was faced with massive retail price increases. The price of Marlboro, for example, nearly quadrupled and went from 7 Rubles in July 1998, just before the crisis, to 26 Rubles a year later. At the same time, price gaps with local brands widened significantly.

Consequently, there was very significant consumer downtrading with the combined share of premium and mid-priced brands dropping from 43% in 1998 to 19% in 1999.

(SLIDE 33)    PMI responded by rapidly switching to local manufacturing and by strengthening its low price portfolio behind Bond Street and Apollo-Soyuz. Volume recovered to previous levels by 2001, while profitability expanded at a rapid pace starting in 2000.

(SLIDE 34)    Russia is now a significant economic and political power, and has accumulated enormous financial reserves.

PMI is also in a much stronger position than before: its two factories produce 100% of the market’s needs; it has a truly national distribution system and sales force; and its brands are well positioned in all price categories.

(SLIDE 35)    Looking more broadly, how does the current outlook compare to the situation that prevailed in previous crises?

Prior crises in emerging markets were driven primarily by unsustainable overheating at a national or regional level. This resulted in the need to massively devalue local currencies, thus exacerbating inflationary pressures.

(SLIDE 36)    Today, we are facing a global financial crisis originating in developed countries. Inflationary pressures in many emerging markets are actually receding today as fuel and food prices ease. These countries are in a much better shape than before to withstand the pressures due to stronger and broader based economies and higher levels of foreign reserves.

(SLIDE 37)    In 1998 and 2001, massive currency devaluations and a dependence on imports in several markets were the key drivers of higher prices for our cigarettes. Expanding price gaps were exacerbated by predominantly ad-valorem excise tax systems. This resulted in significant consumer downtrading that had a particularly strong impact on us due to our dependence on Marlboro and L&M at that time.

(SLIDE 38)    Today, disposable consumer income is at record levels in emerging markets. The reforms in excise tax systems that have taken place mean a greater role for specific taxes, thus fostering improved predictability and better price gap management. Increased budget pressures could, however, result in calls for higher excise taxes though we do not at present see any threats that could disrupt the favorable industry dynamics that we project going forward.

We are also in a much stronger position thanks to our investments in local manufacture, our acquisitions of local trademarks in Indonesia and Mexico, as well as the successful broadening of our international portfolio in such markets as Egypt, Russia, Turkey and Ukraine.

(SLIDE 39)    In fact, we did fairly well during the 1998 and 2001 crises. Although we did suffer set-backs in individual markets at different times, overall both our volume and OCI increased every year except in 1999 in these key emerging markets.

I am confident that emerging markets will continue to be a key contributor to our income growth going forward as both we and the economies of these markets are in a much stronger position today than in the previous crises to withstand any potential downturn.

(SLIDE 40)    Furthermore, we enjoy an excellent geographic balance. Through September, we generated 55% of our volume in non-OECD markets and 65% of our OCI in OECD markets.

(SLIDE 41)    Our strong business performance will be driven by the strengthening of our brand portfolio as we enhance our consumer communication activities and new product initiatives.

(SLIDE 42)    We have already achieved clear leadership in the premium segment across nearly all our major markets.

(SLIDE 43)    We will reinforce this position going forward and, equally importantly, seek to attract additional adult smokers to the premium category. We will enhance the brand equity of Marlboro using the new brand architecture and drive innovation to ensure the brand’s vitality and modernity. We will complement Marlboro’s leadership in the premium category with the luxury and prestige of Parliament and by reinforcing Virginia Slims in the growing slims segment.

(SLIDE 44)    PMI already has a significant share in the mid-price segment in several key markets, most notably in the EU and EEMA Regions.

(SLIDE 45)    To reinforce our position in the mid-price segment, we will build further on Chesterfield’s tremendous momentum, stabilize the repositioned L&M in Eastern Europe and further develop the potential of Muratti.

(SLIDE 46)    In the low price segment, we are strengthening our position behind our international brands, Bond Street, Next and Red & White, which are growing in key markets, as well as by further developing local heritage brands such as Diana in Italy and Delicados in Mexico.

(SLIDE 47)    So let me turn to Marlboro. We believe that its enormous potential can be further unleashed through our new brand architecture that provides differentiated identities for the Red, Gold and Fresh brand pillars and by leveraging the image and scale of Marlboro through unique promotional activities and enhanced direct adult consumer contacts.

We have developed and already introduced a broad range of innovative new Marlboro products focusing on flavor behind Marlboro Red, modernity and style behind Marlboro Gold and refreshing taste sensation for our Fresh offerings.

These new Marlboro line extensions are generating incremental volume and, more importantly, we have seen a very positive “halo” effect on the whole brand family.

(SLIDE 48)    Marlboro Filter Plus is PMI’s most significant innovation in recent years. It has a unique multi-chamber filter, including a tobacco plug, and is sold in an original sliding pack. The product, sold as Marlboro Flavor Plus in some markets, extends the heritage of Marlboro Red down to the lightest flavor categories. The brand is available at 6, 3 and 1 mg tar levels depending on consumer trends in specific markets.

The product is generally sold at a premium to the parent and is performing strongly in a variety of markets such as Kuwait and Romania. In the latter, it has achieved a 2.0% share in less than twelve months after its launch. Marlboro Filter Plus is also doing well in key cities in Eastern Europe, as shown here. Based on this success, it is being launched in additional markets around the world.

(SLIDE 49)    Marlboro Intense explores the concept of a flavorful smoke in a shorter cigarette. It is full-bodied with a rich taste. The brand was first launched in

Turkey and has since been expanded to a wide range of EU markets, such as Belgium, the Czech Republic, Germany, Portugal and Sweden. Marlboro Intense is sold at a retail price that reflects its shorter length.

In Italy, a lighter tasting version was launched in April as Marlboro Compact. It achieved a monthly share of 0.6% in September. We have recently launched a Marlboro Pocket Pack, a shorter version of Marlboro Red, in Spain.

(SLIDE 50)    In order to improve the performance of Marlboro Gold, particularly in the EU Region, we are currently test marketing a new pack. This new direction will help to establish a distinct modern image for Marlboro Gold. The initial results from the market tests in Austria, France and Italy are positive. The new product has been very well received by the trade and adult smokers of Marlboro Gold and competitive brands. As intended, the new pack is perceived as “modern, dynamic and elegant” and appears to be appreciated across all demographic groups of adult smokers.

(SLIDE 51)    Another segment that Marlboro is now entering is super slims with Marlboro Gold Edge. Slims are a growing trend among both male and female adult smokers in several Central and Eastern European markets. Building on our new elegant pack design, we have just launched Marlboro Gold Edge in Poland with initial results that are promising and at the end of this month we will also launch it in Russia.

(SLIDE 52)    There is a strong preference for menthol products in a number of Asian markets such as Japan and it is also growing in some Central European and Latin American markets. In 2007, we launched Marlboro Crisp Mint, Marlboro Fresh Mint and Marlboro Ice Mint in selected countries in Asia. You can see on the right side of this chart, the positive impact in Singapore where the launch of Marlboro Ice Mint has helped the menthol versions of Marlboro gain share.

These Marlboro Fresh variants are now being successfully rolled-out to selected markets in Latin America. In Colombia, for example, Marlboro Fresh Mint and Marlboro Ice Mint achieved a combined 0.4% market share in just over three months.

(SLIDE 53)    As I mentioned earlier, our latest menthol innovation is Marlboro Black Menthol, which was launched this summer in Japan.

This launch helped the Marlboro menthol franchise achieve a 6.0% share in the third quarter in Japan, up 0.5 points compared to the first half of this year.

(SLIDE 54)    The power of Marlboro is highlighted by the number of markets shown here where the brand is the market leader and those where it is the number one in the premium category.

During the third quarter, Marlboro volume was up 1.1% worldwide as the brand continued to grow consistently in the EEMA, Asia and Latin America & Canada Regions.

(SLIDE 55)    Marlboro’s leadership is complemented in the premium segment by Parliament, a prestige brand with a recessed filter, which sells at an above premium price and consequently generates superior margins. Parliament, which is benefiting from a packaging and campaign upgrade, achieved a volume increase of 20.6% through September.

(SLIDE 56)    This tremendous growth was driven by Korea, Russia, Turkey and Ukraine, where the brand has been strongly gaining share.

We have just launched Parliament Reserve, a king size super slims offer in Russia, Turkey, and Ukraine to further reinforce Parliament’s prestigious image.

(SLIDE 57)    Virginia Slims is our premium stand-alone slims and super slims offering. The Virginia Slims Uno pack concept, geographical expansion and market share gains in such markets as Japan, Korea and Romania have driven a 9.6% shipment volume growth through September.

(SLIDE 58)    L&M is our largest brand in the mid-price segment. In response to a consumer shift towards lighter, smoother tasting products and the pressure that this exercised on the brand, we decided in 2007 to completely overhaul and re-position the brand in key EEMA markets. We knew at the time that this would be a significant change not without risk, but a necessary step to revitalize this important brand over the mid-term.

L&M’s volume is down 5.0% through September as the brand is not yet gaining enough adult smokers in the EEMA Region, particularly in Russia, to offset the loss of generally older traditional adult smokers who are leaving the brand. The rate of volume decline has however shown signs of moderating in the third quarter in Romania and Ukraine. We have just launched L&M Super Slims KS with a triple filter in Romania, Russia, and Ukraine to capture share in the growing super slims segment.

(SLIDE 59)    In the EU Region, L&M is the second largest brand after Marlboro and regional volume is up 4.2% through September. L&M has gained over two share points in the first nine months of the year in both Germany and the Netherlands. L&M is also the market leader in the large Polish market, where it has been very successfully line extended into slims, and the largest international brand in Thailand.

(SLIDE 60)    Chesterfield is our second key mid-price brand and it has strong growth momentum with volume up 16.9% through September behind its success in Italy, Russia, Spain and Ukraine. In Eastern Europe, the growth of Chesterfield this year is more than offsetting the decline of L&M. As Chesterfield retails at higher price points than L&M, this is boosting our profitability in these markets.

(SLIDE 61)    While we focus our marketing efforts primarily on our premium and mid-price portfolio, we generate significant volume in the low price category as well. Through September, the volume of our three key international low price brands, Bond Street, Next and Red & White reached over 50 billion units. These brands have important complementary roles in our portfolio in Central and Eastern Europe.

(SLIDE 62)    This slide brings together our brand portfolio as a whole. You can see that we are well represented across the whole price spectrum with strong international and local heritage brands.

(SLIDE 63)    We continue to take advantage of opportunities to strengthen our portfolio in specific geographies through acquisitions, the latest being Rothmans Inc. in Canada. This $2 billion acquisition provides us with a meaningful presence in one of the most profitable markets of the world.

Rothmans has a growing 33% market share thanks to the strength of its portfolio led by Belmont, Canadian Classics, and Number 7 and is the leader in the cigarette value segment and in the fine cut market. The company is well positioned to capture volume as the Government implements effective measures to control illicit volume which now represents more than 30% of consumption.

(SLIDE 64)    We are also working on a pipeline of other acquisition opportunities in cigarettes, the timing of which is only partially under our control. We will continue to look at such opportunities from a strategic and strict financial perspective. We have a very good track record of successfully integrating and growing the businesses that we acquire, the best example being Sampoerna in Indonesia.

(SLIDE 65)    As we look to the future, there are a number of markets that still represent essentially virgin territory for us. China is obviously our largest opportunity but the magnitude of its potential is matched by its complexity and it is currently very difficult to access in a meaningful manner. Bangladesh, India and Vietnam, with an estimated cigarette consumption of 237 billion units, are three other markets that we seek to penetrate in the years ahead.

(SLIDE 66)    We continue to build our relationship with the China National Tobacco Company. Marlboro is now being manufactured and sold under license in China and our international joint-venture is showing early signs of promise with several launches in Central and Eastern Europe and just last month in Argentina.

Our ambition is to become CNTC’s key strategic partner and thus be in a position to capture any meaningful opportunity that may arise should state control of the industry ever be relaxed.

(SLIDE 67)    Excluding China, there are some 950 billion cigarettes, representing 28% of the international market, that are supplied by companies that are not owned by the four main international manufacturers. This provides plenty of potential for growth, as do opportunities to gain share at the expense of our main competitors.

(SLIDE 68)    While cigarettes remain by far the most profitable tobacco category in absolute terms, opportunities exist to generate incremental profitability in other tobacco segments or OTP.

PMI has built a sizeable fine cut business in Europe through innovation-driven organic growth, most notably in Germany, as I mentioned earlier.

(SLIDE 69)    We are excited by our recent acquisition of the Interval brand which will complement this organic growth. This acquisition adds some two share points to our OTP market position in the EU, and gives us the leading fine cut brand in France and potential for further geographic expansion.

(SLIDE 70)    We have recently launched a premium snus brand in Sweden and we are using this launch to enhance our understanding of this category which we believe holds long-term promise in many markets. We support the lifting of the ban on snus in the EU as we believe such products are less harmful than conventional cigarettes.

(SLIDE 71)    One of PMI’s key strengths is our balance sheet and our ability to generate consistent, predictable and growing discretionary cash flows. This strength takes on a whole new meaning in these uncertain times and I am particularly pleased that we did not heed to the call for undue leverage.

Our strong credit ratings, which we intend to retain, coupled with our growing discretionary cash flow, have enabled us to tap the commercial paper market in an uninterrupted manner throughout this credit crisis at attractive rates.

Since March, we have issued long-term bonds at various tenures and in several currencies for a total of $10.1 billion at an average all-in cost of 5.8%. This includes a $1.25 billion offering which bears a coupon of 6.875% and was priced last week. While relatively onerous, we tapped the long-term market at this time to ensure that we would not become overly dependent on short-term paper, despite our credit facilities of more than $6 billion that remain untouched.

(SLIDE 72)    Our resolve to return cash to our shareholders remains as strong as ever. This August, we increased our dividend by 17.4% to reach an annualized level of $2.16 a share and meet our 65% earnings payout target.

We remain committed to the $13 billion two-year share repurchase program that we announced at the time of the spin-off. Indeed, since May, we have repurchased approximately $4.7 billion of our shares at an average price of $52.15. Our pace of share repurchases is significantly ahead of schedule as we have already reached our 2008 full-year target. Prudence would thus dictate that we keep our powder dry until such time as the capital markets return to a more stable state. Accordingly, our share repurchases this quarter will be low.

(SLIDE 73)    The turmoil in equity markets has not spared us. Since the spin-off, our stock price has declined by 24.8%. While the only consolation is that we have fared in line with those we measure ourselves against and better than our tobacco peers, we believe that Mr. Market is judging us harshly in view of our strong results, stellar financial condition, growth prospects, attractive dividend yield and strong commitment to continue to reward shareholders in a generous manner in 2009 and beyond.

(SLIDE 74)    To sum up, our business fundamentals are strong and improving. The benefits of focus and speed to market resulting from the spin-off are beginning to be reflected in our results. Currency is an important but always temporary phenomenon. We expect to deliver consistently against our long-term targets. The financial crisis should have less of an impact on the cigarette industry in emerging markets than in the past. We are in a much stronger position today in terms of infrastructure and brand portfolio to deal with such a challenge and we believe that we have the best geographic balance in the tobacco industry. With the possible exception of Japan, there are no excise tax threats that could disrupt industry dynamics and our pricing ability remains powerful. We generate tremendous cash flows and have a very strong balance sheet.

I believe therefore that we are exceptionally well-placed to continue to reward our shareholders over the longer term.

(SLIDE 75)    Thank you. I will now be happy to take your questions.